Exhibit 99.1

Kallo Reveals Global Head Office and International Expansion Plans

NEW YORK, NY --- In light of the recent US $200 million supply contract signed with the Republic of Guinea, Kallo Inc. (OTCQB: KALO) is gearing up to establish a state-of-the-art new global head office in Markham, Ontario. In addition, plans have been initiated to establish regional offices in five (5) countries to support its business growth and be fully operational in the third quarter of 2014.

“We have already reviewed and done the first set of amendments to the internal layout for a 10,000 square foot floor plan,” said Mr. Vince Leitao, President & COO of Kallo Inc. “Leasehold improvements will be done modularly as we have established an aggressive move-in deadline of June 2014, synchronized with the resource ramp-up.”

To achieve this, Kallo has retained the services of Cresa Toronto. Cresa is an international corporate real estate firm and the leading tenant representation firm in North America. Kallo is confident in its decision to work with Cresa in this exciting endeavor, based on their experience in executing successful real estate solutions for major clients, including PowerStream Inc., Philips Electronics Ltd. and Mazda Canada Inc. over the last 20 years.

Mark Bleiwas and Mark Zettel, both principals at Cresa Toronto, are thrilled to be working with Kallo. “I love what we do as a firm and we are always eager to work with new companies, but to be working with Kallo at this stage of evolution and growth is particularly exciting for us,” said Bleiwas.

Kallo’s new office will be eco-friendly with the latest ergonomically correct workstations, Dynamic Human Dimensional Interior Space and inspirationally decorative elements. Creative work environment helps stimulate minds and inspire innovation, and Kallo believes that workplace strategies combined with the right mix of ability, motivation and opportunity enhances human performance. A sound office design can alleviate stress and increase productivity.

“Cresa brings us unmatched expertise in locating, planning and creating a work environment that will match and evolve Kallo’s digital technology infrastructure and operations. The Kallo head office will be an excellent place to work at, resulting in a lot of fun and excitement for employees, clients and visitors. We strive for and deliver excellence, which can only be produced in an excellent environment. The excellence we deliver brings satisfaction to us and our customers, while at the same time increasing shareholder value,” concluded Mr. Leitao.

About Cresa
Cresa is an international corporate real estate advisory firm that exclusively represents tenants and specializes in the delivery of fully integrated real estate services, including: Transaction Management, Project Management, Strategic Planning, Corporate Solutions, Site Selection, Lease Administration, Capital Markets, Mission Critical Solutions, Relocation Management, and Facilities Management. With more than 58 offices, Cresa is the largest tenant representation firm in North America. Through its partnership with Savills, one of the world's largest commercial real estate services firms, Cresa covers more than 173 locations in 40 countries. For more information visit www,cresa.com.

About Kallo Inc.
Kallo improves the quality and efficiency of care by providing centralized congruent solutions that address healthcare and business issues for ministries of health, hospitals, physicians & other healthcare organizations. The company’s technology suite transforms healthcare delivery via rural healthcare, disease management, clinical globalization and oHealth solutions. For more information on Kallo and ongoing business developments, please visit www.kalloinc.ca.
Contact:

Kallo Inc.
Tel: 1.416.246.9997
Fax: 1.866.280.5239